Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•                  Registration Statement (Form S-3 No. 333-189719) of EQT Midstream Partners, LP and EQT Midstream Finance Corporation pertaining to the registration of Common Units Representing Limited Partner Interests and Debt Securities,

•                  Registration Statement (Form S-8 No. 333-182460) pertaining to the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan;

of our report dated February 20, 2014, with respect to the consolidated financial statements of EQT Midstream Partners, LP included in this Annual Report (Form 10-K) of EQT Midstream Partners, LP for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 20, 2014